Exhibit 16.1
PricewaterhouseCoopers LLP [Letterhead]
1201 Louisiana, Suite 2900
Houston, Texas 77002-5678
Telephone (713) 356-4000
Facsimile (713) 356-4717

May 1, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Hanover Compressor Company, related to The Hanover Companies Retirement Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Hanover Compressor Company dated April 25, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP